Exhibit 10.1

August 18, 2026

Mr. John Rogers

Dear John,

We are pleased to welcome you to Baxter International Inc. (“Baxter” or the “Company”) and to confirm our verbal offer of employment, subject to formal approval by the Board of Directors of Baxter (the “Board”). This is where your purpose accelerates our mission to Save and Sustain Lives. At Baxter, you will join approximately 38,000 colleagues, in 100 countries, who share common traits like being reliable, ethical, and caring. Together, we create a place where we are happy, successful and inspire each other.

Your first day of employment is anticipated to be October 1, 2026, but is contingent upon you seeking the proper visa and/or work permits to enable you to legally work in the United States for Baxter. Your job title will be Executive Vice President, Chief Financial Officer reporting to Andrew Hider, President and Chief Executive Officer. Upon your confirming your intention to accept this agreement, we will seek formal approval from the Board, which we anticipate will formally appoint you as an executive officer of the Company effective on your first day of employment.

This role, which is a full-time exempt position, is based in Deerfield, Illinois and is not remote. It is a condition of your employment at Baxter that you remain eligible for and seek authorization to work in the United States. Baxter’s immigration advisors will provide reasonable assistance and support your obtaining the relevant visa that will allow you to work in the United States. Upon your obtaining the relevant authorization to work in the United States, you will relocate to Deerfield, Illinois (and will receive relocation assistance as described below). If you have not obtained authorization to work in the United States prior to your first day of employment, you shall perform your duties as CFO from Baxter’s offices in the United Kingdom pending the relevant visa and authorization to work in the United States.

TERMS OF EMPLOYMENT

The following explains the terms of your employment. Please note that all compensation actions are subject to approval by the Compensation and Human Capital Committee (“CHCC”) of the Board.

•	Your salary will be $925,000 annualized, less applicable deductions and withholdings.

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You will be eligible to participate in the Management Incentive Compensation Program (the “Program”) with a bonus target of 100% of your annual salary. For 2026, you will be eligible for a prorated bonus opportunity based on the number of days worked in 2026. The actual bonus you will receive will vary depending on both Baxter performance and your individual assessment for the year, and the bonus is subject to the other terms and conditions of the Program.

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You will be eligible to participate in the Company’s annual equity program. The next annual equity grant is scheduled for March of 2027, assuming your start date is on or prior to the grant date. Your target annual equity grant value will be $4,000,000. We anticipate that your annual equity grant will be a mix of 50% performance share units (PSUs), 25% restricted stock units (RSUs) and 25% stock options, or such other mix as shall then be provided to other senior executives under Baxter’s Long-Term Incentive Plan . Your target grant value will be converted into the applicable number of PSUs, RSUs and stock options using the company’s standard calculation methodology. The Company’s equity targets and mix are assessed annually and are subject to change based on market competitiveness and the Company’s financial performance. Your actual equity target grant value will be based on a combination of your equity target and an assessment of your individual performance and potential. All equity grants are subject to the terms and conditions of the underlying equity plan and corresponding agreements, including the Agreement Regarding Competition and Protection of Proprietary Interests (the “CPPI Agreement”).

•	You will receive two off-cycle equity grants:

•	The first has a target grant value equal to the target annual grant prorated based on your start date, which will be delivered 50% in PSUs, 25% in RSUs, and 25% in stock options

•	The second has a target grant value of $3,861,494, which will be delivered 50% in PSUs and 50% RSUs.

Both grants will be made during the first quarterly off-cycle grant date after your date of hire (customarily the first business day of March, June, September or December). All RSUs and stock options will vest one-third per year on the first three anniversaries of the grant date, so long as you remain employed with the Company through the vesting dates. The performance period against which the PSUs will be measured will be January 1, 2026 through December 31, 2028, using the metrics and targets set for that performance period for all other eligible participants, and are expected to vest following CHCC certification of the results in the first quarter of 2029. Both grants will be subject to the Clawback Policy.

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In addition, you will receive a one-time, supplemental cash payment of $2,827,629 minus applicable taxes. You will receive this supplemental cash payment after ninety (90) days of employment with Baxter, provided you are actively employed on the date of payment. This supplemental payment will not be considered eligible earnings for Baxter’s qualified retirement or welfare benefit plans. Should your employment with the Company be terminated for any reason by you or by Baxter (except through death, permanent disability, or a Qualifying Termination for which you are eligible for severance under Baxter’s Executive Severance and Change in Control Plan) within twelve (12) months of your start date, you will be responsible for 100% re-payment of this bonus, and if within 12-24 months you will be responsible for 50% re-payment of this bonus. In addition, this payment will be subject to the Clawback Policy.

•	As a senior executive, your compensation increases are approved by the CHCC through a “pay for performance” philosophy.

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You will be eligible for an Annual PTO Allowance of 30 days subject to Baxter’s Paid Time Off (PTO) Policy. Should your employment terminate, you will be paid for any earned and unused paid time off in accordance with Baxter’s standard policy.

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During your employment with the Company, you may choose to serve on the board of directors of one for-profit company, provided, however, that the Company CEO must approve your participation on such board as not conflicting or interfering with your duties as CFO of the Company. It is acknowledged and agreed that you may continue to serve on the board of directors of Grab Holdings Limited.

•	You will be covered by the Company’s Indemnification Agreement, and its Directors and Officers (D&O) insurance, on the same terms and conditions as other senior executive officers.

•	The term of your employment is “at will”, which means that you or the Company may end your employment at any time and for any reason.

STOCK OWNERSHIP GUIDELINES

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You will be required to attain and hold Company stock equal in value to four (4) times your annual base salary. Under current guidelines, you will have five years from your date of hire to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly and unvested RSUs. It does not include stock options or unvested PSUs. The Company reserves the right to change the guidelines at any time.

BENEFITS

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Baxter provides a comprehensive benefits program. More detailed information regarding Baxter’s benefits program will be discussed in New Employee Orientation. If you have immediate questions about benefits and coverage, you may contact Martha Peterson, Vice President Total Rewards, at 224-453-2353 (cell).

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As of your start date, you will be eligible to participate in Baxter’s Flexible Benefits Program which includes: Medical Benefits, Dental Benefits, Prescription Service, and Personal Accident Insurance, subject to the Plan’s provisions. Please note that you must enroll within 21 days of your start date to receive this coverage. You are also immediately eligible for Basic Employee Term Life Insurance, Long Term Disability Insurance, and Business Travel Insurance. You will be eligible to contribute to the 401(k) plan immediately upon hire. At that time, you will also be eligible to participate in the company’s matching in the plan. All Company benefits are subject to amendment, modification, and cancellation from time to time and are subject to the governing plan documents.

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You will be eligible for reimbursement for an annual executive physical examination. The Company has a preferred vendor relationship with Northwestern Executive Health. Information about the program is available upon request.

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You will be eligible to participate in the U.S. Deferred Compensation Plan. Through this plan, you can elect to defer eligible compensation (base salary and Management Incentive Compensation Plan bonus) and receive Company contributions in respect to amounts above the Internal Revenue Service limits set for qualified 401(k) plans.

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You will be eligible to participate in the Employee Stock Purchase Program (the “ESPP”). However, as a designated company insider, your participation in the ESPP will be contingent on receiving the appropriate pre-clearance to participate. Your subscription will begin on the first day of the calendar quarter (January 1, April 1, July 1 or October 1) following your enrollment. However, the deadline for entering your subscription is the 15th day of the month prior to the beginning of each calendar quarter (December 15, March 15, June 15 or September 15). If the first day of your subscription period is not a trading day, then the next preceding trading day will be used. Please also note that these dates are subject to change and additional blackout periods may arise in accordance with the terms of Baxter’s Securities Trading Policy.

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You are eligible for the Baxter International Inc. Executive Severance and Change in Control Plan, which provides certain benefits if you are involuntarily separated from the Company under qualifying circumstances. A copy of the Baxter International Inc. Executive Severance and Change in Control Plan is available upon request.

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Baxter will reimburse you for United Kingdom and U.S. tax preparation services for the 2026 and 2027 tax years as well as a tax consultation through the tax preparation firm of your choice. You are responsible for understanding your tax obligations in both countries. You should understand how your personal investments, property, other income, etc. may be impacted by this transfer. In addition, due to varying global tax laws, it is important you understand the timing of when taxes will be due, as it does not always correspond with the calendar year, as well as understand your tax residency status and implications, in both origin and destination country. While Baxter does provide tax gross up support on relocation expenses, the employee is responsible for all other tax obligations and payments as it relates to the transfer.

•	The Company will reimburse you (or pay directly), in an amount not to exceed $30,000, for reasonable, documented attorneys’ fees incurred by you in connection with negotiating this offer.

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You will be eligible for relocation benefits in accordance with our executive relocation program. Benefits provided under this program are subject to the relocation repayment agreement. For the avoidance of doubt, you will not be required to repay any amount of relocation payments provided under the executive relocation program in the event of death, permanent disability, or a Qualifying Termination for which you are eligible for severance under Baxter’s Executive Severance and Change in Control Plan.

Please note that Baxter’s Benefits are subject to change and any such change would supersede this letter, provided, that no such changes shall treat you less favorably than other senior executives generally.

CONDITIONS OF EMPLOYMENT

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Background Screen: Your employment is contingent upon confirmation that there have been no changes since the successful completion of a background screen that was conducted by Mintz on behalf of Baxter.

•	Reference Verification: Your employment is contingent upon successful completion of and verification by your personal references you provide to Baxter.

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This letter also confirms that you have no obligations, oral or in writing, with any of your former employers which restrict your ability to be employed by Baxter. You understand that your continued employment is contingent upon this representation. Additionally, Baxter has not made this offer of employment to you in order to obtain from you any confidential or trade secret information of your former employers, and Baxter will not ask you to use or disclose such confidential and trade secret information in your Baxter employment. Indeed, you have a continuing obligation not to use or disclose the confidential and trade secret information of your former employers, and, by entering into Baxter employment, you acknowledge that you will not use or disclose any of the confidential and trade secret information of your former employers.

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Drug Screening: Your employment is contingent upon your timely scheduling and completion of a drug screening test in accordance with Company policy and receiving a negative result. If you have not already indicated your consent, you will be asked to do so before the screening is done. Please complete your drug screen within 72 hours of receiving notification to do so.

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Authorization to Work: Upon your obtaining the relevant visa and authorization to work in the United States, federal guidelines require all new employees to complete I-9 forms within 72 hours of their start dates in the United States. You will receive an email with instructions on how to electronically complete the Employee Section, or Section 1 prior and a link to the acceptable forms of identification that you must bring on your first day of work in the United States. They will be used by your Human Resources representative to complete Section 2 of the I-9 form.

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Employment Agreement: You have accepted a position of trust, which requires the maintenance of confidence. Therefore, you are required to sign the Company Employment Agreement as part of your job tasks prior to start date. The benefits set forth in this offer letter, including the annual bonus opportunities, supplemental cash bonus, equity grants, and participation in the Executive Severance Plan are contingent upon your execution of the Employment Agreement.

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Baxter Code of Conduct and Executive Compensation Recoupment Policy: You will be emailed about our Code of Conduct that communicates Baxter’s business ethics policies and procedures. Please read it as soon as practicable. You will be asked to acknowledge your receipt and understanding of Baxter’s Code of Conduct following your start date. You and all applicable compensation will be subject to the Executive Compensation Recoupment Policy as in effect from time to time.

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Entire Agreement and Modifications: Together with the Employment Agreement and other agreements referenced herein, this offer letter includes the entire agreement between the parties on the subject matter hereof, and supersedes and replaces any prior offer or promise. Any subsequent modifications to this offer letter must be in writing and signed by a duly authorized representative of the Company and by you.

John, we are confident that you will make a significant contribution to the Company. Please indicate your acceptance by signing the offer and returning it to me. Please do not hesitate to contact me if you need any assistance or have any questions.

Sincerely,

/s/ Andrew Hider

Andrew Hider
President and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ John Rogers	August 18, 2026
Name	Date

Enclosures: Employment Agreement